UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of earliest event reported) April 23, 2001

             (Exact name of registrant as specified in its charter)
                                DST Systems, Inc.

             (State or other    (Commission        (I.R.S. Employer
               jurisdiction     File Number)      Identification No.)
             of incorporation)

                  Delaware        1-14036             43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-6568

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.

ITEM 1  CHANGES IN CONTROL OF REGISTRANT
Not applicable.

ITEM 2  ACQUISITION OR DISPOSITION OF ASSETS
Not applicable.

ITEM 3  BANKRUPTCY OR RECEIVERSHIP
Not applicable.

ITEM 4  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT
Not applicable.

ITEM 5  OTHER EVENTS
See attached as an Exhibit to this Form 8-K a News Release released April 23, 2001 concerning the announcement of financial results.

ITEM 6  RESIGNATIONS OF REGISTRANT'S DIRECTORS
Not applicable.

ITEM 7  FINANCIAL STATEMENTS AND EXHIBITS
Not applicable.

ITEM 8  CHANGE IN FISCAL YEAR
Not applicable.

ITEM 9 REGULATION FD DISCLOSURE
Not applicable.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DST Systems, Inc.


                                      /s/ Robert C. Canfield
                                      Senior Vice President, General Counsel,
                                      Secretary

Date: April 24, 2001

April 23, 2001

       DST SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2001 FINANCIAL RESULTS

Excluding non-recurring items recorded in the first quarters of 2001 and 2000, DST's consolidated net income for the quarter ended March 31, 2001 was $52.4 million ($0.41 per diluted share) compared to first quarter 2000 net income of $44.4 million ($0.34 per diluted share), an 18.0% increase in net income and a 20.6% increase in diluted earnings per share. First quarter 2001 results include after tax income of $2.1 million related to gains on sales of marketable equity securities, while first quarter 2000 results included after tax income of $11.8 million received in connection with the settlement of a legal dispute related to a former equity investment and gains on sales of marketable equity securities. Including these non-recurring items, DST's consolidated net income for the first quarter 2001 was $54.5 million ($0.42 per diluted share) compared to first quarter 2000 net income of $56.2 million ($0.44 per diluted share).

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):

                                                      Quarter ended
                                                        March 31,
                                          -------------------------------------
                                                2001                 2000
                                          ---------------     -----------------
  Revenues
  Financial Services                        $   167.5            $    147.8
  Output Solutions                              166.9                 155.2
  Customer Management                            48.5                  48.7
  Investments and Other                           9.1                   8.2
  Eliminations                                  (21.0)                (19.5)
                                          ---------------     -----------------
                                            $   371.0            $    340.4
                                          ===============     =================
  Income from operations
  Financial Services                        $    47.7            $     35.8
  Output Solutions                               24.7                  24.0
  Customer Management                             3.7                   2.5
  Investments and Other                           1.6                   1.4
                                          ---------------     -----------------
                                             $   77.7             $    63.7
                                          ===============     =================

Consolidated revenues increased $30.6 million or 9.0% over the prior year quarter, reflecting higher Financial Services and Output Solutions Segment revenues. Consolidated income from operations totaled $77.7 million for the quarter, an increase of $14.0 million or 22.0% over the 2000 first quarter, primarily from increased operating earnings in Financial Services.

DST Canada, a former wholly owned subsidiary, was contributed to International Financial Data Services, a newly formed joint venture with State Street Corporation in January 2001. As a result, DST Canada's results of operations are no longer consolidated and the earnings of the joint venture are included as equity in earnings of unconsolidated affiliates in DST's results. For the quarter ended March 31, 2000, DST Canada had revenues of $6.8 million and income from operations of $0.7 million. For comparative purposes, if DST Canada were excluded from first quarter 2000 operating results, DST's first quarter 2001 consolidated revenues compared to first quarter 2000 would have increased $37.4 million or 11.2% and first quarter 2001 consolidated income from operations compared to the first quarter 2000 would have increased $14.7 million or 23.3% over the prior year quarter.

Financial Services Segment
Financial Services Segment revenues for the quarter were $167.5 million, an increase of $19.7 million or 13.3% over first quarter 2000. Excluding DST Canada from the 2000 quarter, Financial Services Segment revenues for the first quarter of 2001 increased $26.5 million or 18.8%. U.S. revenues increased $22.9 million or 19.2%, primarily from increases in mutual fund shareowner accounts processed. U.S. mutual fund shareowner accounts processed totaled 73.5 million at March 31, 2001, an increase of 1.4 million or 1.9% from the 72.1 million serviced at December 31, 2000 and an increase of 12.5 million or 20.5% from the 61.0 million serviced at March 31, 2000. Total retirement plan accounts totaled 25.1 million at March 31, 2001, an increase of 1.3 million or 5.5% from the 23.8 million serviced at December 31, 2000. Net new IRA accounts for the first quarter of 2001 were 0.7 million, of which approximately 29% were Roth or Educational IRA accounts. 401(k) accounts serviced increased 0.6 million or 10.2% to 6.5 million accounts at March 31, 2001 compared to the 5.9 million accounts serviced at December 31, 2000. U.S. AWD(R) workstations licensed were 49,700 at March 31, 2001, an increase of 3.8% over year end 2000 levels.

For the period April 1-20, 2001, which generally coincides with the end of the U.S. IRA investment season, mutual fund shareowner accounts serviced increased an estimated 0.5 million, of which approximately 53% were IRA accounts.

International revenues totaled $25.4 million for the first quarter 2001, a decrease of $3.2 million or 11.2% over comparable prior year quarter revenues. Excluding DST Canada from the 2000 quarter, international revenues for the first quarter of 2001 increased $3.6 million or 16.5% over the prior year. The increase is attributable to an increase in investment management software license revenues and investment management and AWD software maintenance revenues. International AWD workstations licensed were 25,400 at March 31, 2001, an increase of 0.4% over year end 2000 levels.

Financial Services Segment income from operations for the first quarter 2001 increased $11.9 million or 33.2% over the prior year quarter to $47.7 million, resulting in an operating margin of 28.5% compared to 24.2% for the prior year. Excluding DST Canada from the prior year quarter, income from operations for the first quarter 2001 increased $12.6 million or 35.9% over the prior year. Costs and expenses increased 9.6%, primarily from increased personnel costs necessary to support revenue growth. Depreciation and amortization costs decreased $1.3 million or 7.4%, primarily as a result of deconsolidating DST Canada.

Output Solutions Segment
Output Solutions Segment revenues for the quarter ended March 31, 2001 were $166.9 million, an increase of $11.7 million or 7.5% over first quarter 2000. Revenue growth resulted from increased volumes from the U.S. mutual fund, telecommunications and healthcare industries, partially offset by a decline in brokerage related volumes. Output Solutions Segment images produced in the first quarter 2001 increased 11.1% to 2.0 billion and statements mailed increased 3.0% to 508 million compared to the first quarter 2000.

The Output Solutions Segment business includes marketing fulfillment and confirmation production for the brokerage industry. While the brokerage industry represents less than 8% of the Segment's revenues, it experienced a significant decline in volume related to stock market activity, which had a negative impact on the Segment's first quarter results.

Output Solutions Segment income from operations for the first quarter increased $0.7 million or 2.9% over the prior year quarter to $24.7 million, resulting in an operating margin of 14.8% compared to 15.5% in the prior year quarter. Costs and expenses increased 8.1% principally due to increased personnel costs, higher Internet-based electronic bill and statement product development and selling costs. Depreciation and amortization increased 12.7% in the first quarter 2001 to $8.9 million from additional capital equipment to support growth.

Customer Management Segment
Customer Management Segment revenues for the quarter ended March 31, 2001 were $48.5 million, a decrease of $0.2 million or 0.4% from the 2000 quarter. Processing and software service revenues increased $0.9 million or 2.0% and equipment sales decreased $1.1 million. Total cable and satellite subscribers serviced were 44.2 million at March 31, 2001, an increase of 1.8% compared to year end 2000 levels, principally from higher satellite and international cable subscribers serviced.

Customer Management Segment income from operations for the first quarter 2001 increased $1.2 million to $3.7 million over the first quarter of 2000, resulting in an operating margin of 7.6%. Costs and expenses decreased $1.5 million or 3.6% from the first quarter 2000, primarily attributable to decreased costs for equipment sales. Depreciation and amortization increased $0.1 million or 2.4%, primarily attributable to amortization of capitalized software development costs.

No AWD software license revenues were recognized during the first quarter of 2001 from the previously announced AWD license agreement with Comcast Cable Communications, Inc. The Company expects to recognize these revenues in 2001.

The Company has been advised that its customer, MediaOne, which was acquired by AT&T, plans to discontinue its processing agreement. It is expected that a substantial portion of MediaOne's approximately 4.0 million subscribers will be removed during 2001.

Investments and Other
Investments and Other Segment revenues, primarily rental income for facilities leased to the Company's operating segments, were $9.1 million for the quarter ended March 31, 2001, an increase of $0.9 million from the prior year quarter. Investments and Other Segment income from operations increased $0.2 million over the prior year quarter.

 Equity in earnings of unconsolidated affiliates
 The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

                                                       Quarter ended
                                                        March 31,
                                         --------------------------------------
                                                2001                 2000
                                         ----------------    ------------------

Boston Financial Data Services ("BFDS")         $    1.6             $     4.0
European Financial Data Services ("EFDS")           (0.2)                  0.3
International Financial Data Services ("IFDS")       0.9
Argus Health Systems ("Argus")                       0.1                   0.2
exchange-america                                    (1.1)
Other                                               (0.4)                 (0.4)
                                        -----------------   -------------------
                                                $    0.9             $     4.1
                                         ================    ==================

Decreased earnings were recorded at BFDS from a decline in transaction revenue from services provided to the brokerage industry, a slowing in mutual fund revenue growth and an increase in costs, and the loss of a significant Canadian client at its subsidiary CFDS. EFDS results reflect an increase in accounts serviced to 2.8 million at March 31, 2001, which is 0.1 million or 3.7% above year end 2000 and 0.5 million or 21.7% over March 31, 2000 levels. EFDS was adversely affected by a significant decline in seasonal processing revenues related to U.K. retirement plan transactions. U.K. product pricing is more sensitive to transaction volumes than in the U.S. Exchange-america is a new joint venture of the Company which is developing and marketing a web-enabled process to submit insurance and annuities applications online. Exchange-america results reflect development and marketing expenses for its products. Exchange-america initiated operations of its system for four new customers in the first quarter of 2001. Argus' earnings decreased from the prior year quarter primarily from increased depreciation charges.

Other income, net
Other income was $6.6 million for the first quarter 2001, compared to $21.3 million for the first quarter 2000. First quarter 2001 results include $3.3 million primarily related to interest and dividend income and $3.3 million related primarily to gains on sales of marketable equity securities. First quarter 2000 results include $2.9 million primarily related to interest and dividend income and $18.4 million received in connection with the settlement of a legal dispute related to a former equity investment and gains on sales of marketable equity securities.

Interest expense
Interest expense totaled $1.2 million for the quarter ended March 31, 2001, a decrease of $0.2 million from the prior year quarter. Average debt balances were lower in 2001 compared to 2000.

Income taxes
DST's effective tax rate was 35.1% for the quarter ended March 31, 2001 compared to 35.9% for the quarter ended March 31, 2000. The 2001 and 2000 tax rates were affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules.

                                  Other Actions

Stock Repurchase Program
During the quarter ended March 31, 2001, DST purchased 2,673,000 shares of its common stock under previously announced share repurchase programs which total 16,350,000 shares. Of the amount purchased during the quarter, 820,000 shares will be utilized for DST's stock award, employee stock purchase and stock option programs and 1,853,000 shares will be used for general corporate purposes. The shares were purchased at an average price of $35.10 per share, with 2,665,000 shares being acquired under previously executed forward purchase agreements. As of March 31, 2001, the cost to settle the remaining forward purchase agreement, which expires in September 2002, would be approximately $88.2 million for 2.7 million shares ($32.67 per share). The agreement allows the Company to elect net cash or net share settlement in lieu of physical settlement of the shares.

As of March 31, 2001, DST has purchased 9,333,000 shares since the programs commenced. Of the remaining 7,017,000 shares to be repurchased, 3,020,000 shares are expected to be utilized for DST's stock award, employee stock purchase and stock option programs and 3,997,000 shares are expected to be used for general corporate purposes.

EquiServe Acquisition
On March 30, 2001, DST completed the acquisition of a 75% interest in EquiServe Limited Partnership ("EquiServe") by purchasing interests held by FleetBoston Financial and Bank One Corporation.

EquiServe is one of the nation's largest corporate transfer agency service providers, maintaining and servicing the records of approximately 24 million shareholder accounts for approximately 1,400 publicly traded companies. EquiServe employs approximately 2,600 associates and recorded revenues of approximately $325 million for the year 2000.

The acquisition was accounted for as a purchase and the results of EquiServe's operations are included in DST's 2001 consolidated financial statements from the date of acquisition. The minimum purchase price of $140 million is to be paid in four installments. The first installment of approximately $43.9 million was paid at closing. The remaining three installments, which total approximately $96.1 million (discounted to $87.6 million for accounting purposes) are payable annually in varying amounts beginning February 28, 2002. The remaining minimum purchase price installments are subject to increase pursuant to a formula that provides for additional consideration to be paid in cash if EquiServe's revenues for the years ending 2001, 2002 and 2003 exceed certain targeted levels. The minimum purchase price (discounted to $131.5 million for accounting purposes) will be allocated to the net assets acquired based upon their fair values upon completion of an independent valuation.
The acquisition is not expected to have a material impact on DST's net income or earnings per share for 2001.

                                     * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                                          For the Three Months
                                                             Ended March 31,
                                                       -------------------------
                                                           2001          2000
                                                       -----------   -----------

   Revenues                                              $  371.0     $  340.4

   Costs and expenses                                       262.0        245.1
   Depreciation and amortization                             31.3         31.6
                                                       -----------   -----------

   Income from operations                                    77.7         63.7

   Interest expense                                          (1.2)        (1.4)
   Other income, net                                          6.6         21.3
   Equity in earnings of unconsolidated affiliates            0.9          4.1
                                                       -----------   -----------

   Income before income taxes                                84.0         87.7

   Income taxes                                              29.5         31.5
                                                       -----------   -----------

   Net income                                            $   54.5     $   56.2
                                                       ===========   ===========

   Average common shares outstanding                        124.2        125.8
   Diluted shares outstanding                               128.5        128.8

   Basic earnings per share                              $   0.44     $   0.45
   Diluted earnings per share                            $   0.42     $   0.44

                                   * * * * * *

   Net income before non-recurring items                 $   52.4     $   44.4
   Diluted earnings per share before non-recurring items $   0.41     $   0.34

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE & CHX Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer